EXHIBIT 99.1
October 25, 2007 2:00 p.m. Pacific Time

Company Press Release

SOURCE: CONTACTS:	Cowlitz Bancorporation Richard J. Fitzpatrick, Chief Executive Officer Gerald L. Brickey, Chief Financial Officer (360) 423-9800

Cowlitz Bancorporation Reports Third Quarter 2007 Earnings Per Share of $0.25, Compared with $0.26 a Year Ago. Loan Growth Remains Strong.

LONGVIEW, Wash., Oct. 25, 2007 /PRNewswire/ --

Flash Results Cowlitz Bancorporation (NASDAQ: CWLZ) (Numbers in Thousands, Except Per Share Data)

	Three Months Ended			Nine Months Ended

	September 30,		June 30,	September 30,
	2007	2006	2007	2007	2006

Net Interest Income	$5,673	$5,979	$5,540	$16,965	$16,119
Net Income	$1,276	$1,341	$673	$3,227	$3,514
Diluted EPS	$0.25	$0.26	$0.13	$0.62	$0.69
Total Period End Loans				$398,841	$344,273
Total Period End Deposits				$441,787	$386,809

Cowlitz Bancorporation (NASDAQ: CWLZ - news) today reported strong third quarter 2007 earnings, higher non-interest revenues and 16% year-over-year loan growth.

Net income was $1,276,000 or $0.25 per diluted share for the third quarter of 2007, compared with net income of $1,341,000, or $0.26 per diluted share, during the same period of 2006. Net income for the first nine months of 2007 was $3,227,000, or $0.62, compared with $3,514,000, or $0.69 per diluted share, for the first nine months of 2006.

“In light of the extremely competitive nature of markets we serve, our lenders have done an outstanding job of continuing to bring new business relationships to the bank,” said Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation and its wholly owned subsidiary Cowlitz Bank. “Total assets increased to $517 million, with loans reaching $399 million, an increase of 16% over September 30, 2006 and up 11% from year-end 2006.”

Net loans were $398.8 million at September 30, 2007, compared with $344.4 million a year ago, and were up 15% on an annualized basis from year-end 2006 and 17% on an annualized basis from June 30, 2007. Growth was strongest in commercial and industrial loans, with a smaller increase in commercial real estate loans. Total deposits were up 14% from the third quarter of 2006 balance, 11% from year-end 2006 and 6% from June 30, 2007. Non-interest bearing demand deposits at September 30, 2007 were down 10% from a year ago totals, but up $7.3 million, or 7%, from June 30, 2007. A significant amount of the interest-bearing deposit growth consisted of brokered deposits.

The Company’s net interest margin was 5.01% in the third quarter of 2007, compared with 6.04% in the same quarter last year and 5.09% in the second quarter of 2007. The foregone interest income on two large nonaccrual loans was approximately $293,000, which decreased the third quarter 2007 net interest margin 25 basis points. The average rate paid on interest bearing deposits in the third quarter of 2007 increased five basis points, which was a slower rate of increase as compared with increases in recent quarters. The average rate paid on interest-bearing liabilities for the third quarter of 2007 was 4.31% compared with 3.74% in the third quarter of 2006 and 4.26% in the second quarter of 2007.

Mr. Fitzpatrick stated, “The full impact of the 50 basis point decrease in the Bank’s prime lending rate, as well as anticipated decreases in interest-bearing deposit rates, will not be reflected until the fourth quarter. The foregone interest related to non-accrual loans had a significant impact on our margin and earnings for the third quarter.”

The provision for credit losses was $725,000 in the third quarter of 2007, compared with $800,000 in the third quarter of 2006 and no provision in the second quarter of 2007. Net loan loss recoveries of $190,000 and $275,000 were recorded for the three and nine-month periods ended September 30, 2007, respectively, compared with net charge-offs of $684,000 and $675,000 for the three and nine-month periods of 2006. The allowance for loan losses was 1.46% as a percentage of loans outstanding at September 30, 2007, compared with 1.51% at September 30, 2006 and 1.27% at June 30, 2007. Management believes the allowance for credit losses is at an appropriate level based upon its evaluation and analysis of portfolio credit quality and prevailing economic conditions. The allowance represented 48% of non-performing loans at quarter end.

As of September 30, 2007, non-performing loans as a percentage of total loans were 3.06%, compared with 0.59% at September 30, 2006 and 4.25% at June 30, 2007. As a percentage of total assets, non-performing assets were 2.37% , compared with 3.45% at June 30, 2007. In the third quarter of 2007, a $4.2 million non-performing loan at June 30, 2007 was paid off and approximately $600,000 of equipment repossessed in the second quarter of 2007 was sold. Ernie D. Ballou, Vice President and Chief Credit Administrator stated, “Our primary goal is to resolve our two largest non-accrual loans totaling $11.9 million as soon as practical.”

Non-interest income in the third quarter of 2007 was $910,000, compared with $657,000 in the third quarter of 2006. The third quarter of 2006 included losses on securities transactions of $184,000. Excluding the amounts related to securities transactions, the increase in the third quarter of 2007 over the comparable 2006 quarter was primarily related to revenues from the Company’s international trade department, which began operations late in the second quarter of 2006.

Non-interest expenses in the third quarter of 2007 were $4.2 million, compared with $4.0 million in the third quarter of 2006. Included in the current quarter’s results was a non-cash credit of $245,000 for the ineffective portion of the Company’s cash flow hedges. To the extent the Company’s cash flow hedges are ineffective in hedging interest income cash flows from variable rate loans, the ineffectiveness must be recognized in the income statement. The fair value of the Company’s interest rate contracts increased substantially in the third quarter of 2007, with the vast majority of that increase recorded on the balance sheet in accumulated other comprehensive income. Excluding the amounts related to hedge ineffectiveness from both periods, total non-interest expenses for the third quarter of 2007 increased $376,000 over the same quarter of 2006. The increase was primarily a reflection of the overall higher level of staffing, including hiring costs, merit increases and performance-based pay, occupancy, data processing and professional services. These expenses were primarily due to loan growth, the expansion of the Company’s international trade finance capabilities late in the second quarter of 2006, professional fees associated with non-performing assets and costs associated with the Company’s compliance with Sarbanes-Oxley Act requirements for 2007. On a year-to date basis, non-interest expenses in 2007 also included $274,000 of share-based compensation expense, compared with $91,000 in the first nine months of 2006. The lower amount in 2006 was primarily due to no share-based compensation awards made that year.

The Company’s efficiency ratio was 63.7% and 60.2% for the third quarters of 2007 and 2006, respectively. The Company’s leverage and risk-based capital ratios continue to exceed the “well-capitalized” requirements.

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank’s divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage in southwest Washington. Cowlitz specializes in commercial and international banking services for Northwest businesses, professionals, and retail customers, and offers trust services in southwest Washington and Portland, Oregon.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2006, and other filings with the SEC. We make forward-looking statements in this release related to the impact of the decrease in the Bank’s prime lending rate, decreases in deposit rates, anticipated amount of losses on non-accrual loans, adequacy of our loan loss reserve and the timing of resolution of non-accrual loans.

INCOME STATEMENT		Quarter Ending		Nine Months Ending

	September 30,	September 30,		September 30,	September 30,
	2007	2006	June 30, 2007	2007	2006

Interest income	$9,364	$8,603	$9,024	$27,156	$22,558
Interest expense	3,691	2,624	3,484	$10,191	$6,439

Net interest income	5,673	5,979	5,540	16,965	16,119
Provision for credit losses	725	800	-	1,000	1,490

Net interest income after provision
for credit losses	4,948	5,179	5,540	15,965	14,629
Non-interest income
Service charges on deposit accounts	171	205	171	508	518
Fiduciary income	165	125	174	529	427
International trade fees	146	54	133	425	85
Increase in cash surrender value of bank
owned life insurance	142	140	137	415	388
Net loss on sale of investment securities	-	(184)	-	-	(348)
Other income	286	317	294	848	949

Total non-interest income	910	657	909	2,725	2,019
Non-interest expense
Salaries and employee benefits	2,391	2,166	2,419	7,306	6,316
Net occupancy and equipment expense	592	556	553	1,684	1,582
Data and communication	248	295	210	718	613
Professional fees	454	252	384	1,225	681
Foreclosed asset expense	-	-	422	422	(36)
Interest rate contracts valuation adjustment	(245)	(67)	506	388	115
Other expenses	752	792	1,050	2,635	2,567

Total non-interest expense	4,192	3,994	5,544	14,378	11,838

Income before provision for income taxes	1,666	1,842	905	4,312	4,810
Provision for income taxes	390	501	232	1,085	1,296

Net income	$1,276	$1,341	$673	$3,227	$3,514

Earnings per share:
Basic	$0.26	$0.27	$0.14	$0.65	$0.73

Diluted	$0.25	$0.26	$0.13	$0.62	$0.69

Weighted average shares outstanding:
Basic	4,995,073	4,881,525	4,944,457	4,947,019	4,832,629
Diluted	5,161,748	5,131,368	5,191,600	5,172,132	5,084,077
Shares outstanding at period end	5,047,325	4,884,748	4,950,975	5,047,325	4,884,748
Efficiency ratio (1)	63.7%	60.2%	86.0%	73.0%	65.3%
Number of full-time equivalent employees				144	129
(1) Non-interest expense divided by net interest income plus non-interest income.

		Quarter Ending		Nine Months Ending

	September 30,	September 30,		September 30,	September 30,
SELECTED AVERAGES	2007	2006	June 30, 2007	2007	2006

Average loans	$393,133	$337,942	$382,440	$377,579	$306,738
Average interest-earning assets	459,347	401,529	442,845	440,855	370,694
Total average assets	502,056	440,278	485,801	483,164	407,606
Average deposits	428,724	370,263	412,573	410,762	341,598
Average interest-bearing liabilities	340,080	280,545	327,728	323,873	259,177
Average equity	54,457	48,381	53,201	52,979	46,666

	September 30,	September 30,
SELECTED BALANCE SHEET ACCOUNTS	2007	2006	June 30, 2007

Total assets	$517,026	$456,615	$489,954
Securities available for sale	57,345	54,158	53,454
Loans:
Real estate secured:
One to four family residential	44,568	39,958	40,938
Multifamily	16,274	15,490	17,560
Construction	79,346	72,576	82,784
Commercial real estate	139,574	128,102	134,976

Total real estate	279,762	256,126	276,258

Commercial and industrial	117,687	85,678	103,260
Consumer and other	2,312	3,575	3,999

	399,761	345,379	383,517
Deferred loan fees	(920)	(1,106)	(806)

Loans, net of deferred loan fees	398,841	344,273	382,711
Goodwill and other intangibles	1,859	1,899	1,885
Deposits:
Non-interest-bearing demand	107,361	118,765	100,084
Savings and interest-bearing demand	121,990	93,198	101,372
Certificates of deposits	212,436	174,846	216,554

Total deposits	441,787	386,809	418,010
Borrowings	1,152	694	1,051
Junior subordinated debentures	12,372	12,372	12,372
Stockholders' equity	56,856	49,940	52,601

Book value per share	$11.26	$10.22	$10.62
Tangible book value per share	$10.90	$9.83	$10.24
Tier 1 leverage capital ratio (Q3-07 estimated)	13.45%	13.68%	13.27%

		Quarter Ending		Nine Months Ending

	September 30,	September 30,		September 30,	September 30,
RATIOS ANNUALIZED	2007	2006	June 30, 2007	2007	2006

Return on average assets	1.01%	1.22%	0.56%	0.89%	1.15%
Return on average equity	9.30%	11.09%	5.07%	8.14%	10.04%
Return on average tangible equity	9.63%	11.55%	5.26%	8.44%	10.47%
Average equity/average assets	10.85%	10.99%	10.95%	10.97%	11.45%
Yield on interest-earning assets (TE)	8.20%	8.65%	8.25%	8.35%	8.20%
Rate on interest-bearing liabilities	4.31%	3.74%	4.26%	4.21%	3.31%
Net interest spread (TE)	3.89%	4.91%	3.99%	4.14%	4.89%
Net interest margin (TE)	5.01%	6.04%	5.09%	5.26%	5.88%
TE - Tax exempt interest income has been adjusted to a taxable equivalent basis using a 34% tax rate.
	Quarter Ending		Nine Months Ending

	September 30,	September 30,	September 30,	September 30,
ALLOWANCE FOR CREDIT LOSSES	2007	2006	2007	2006

Balance at beginning of period	$5,185	$5,367	$4,825	$4,668
Provision for credit losses	725	800	1,000	1,490
Recoveries	222	234	394	293
Charge-offs	(32)	(918)	(119)	(968)

Balance at end of period	$6,100	$5,483	$6,100	$5,483

Components
Allowance for loan losses			$5,828	$5,208
Liability for unfunded credit commitments			272	275

Total allowance for credit losses			$6,100	$5,483

Allowance for loan losses/total loans			1.46%	1.51%
Allowance for credit losses/total loans			1.53%	1.59%
Allowance for loan losses/non-performing loans			48%	258%
Allowance for credit losses/non-performing loans			50%	271%

		September 30,	September 30,
NON-PERFORMING ASSETS		2007	2006	June 30, 2007

Non-accrual loans		$12,220	$2,021	$16,278
Other real estate owned and other foreclosed assets		14	-	618

Total non-performing assets		$12,234	$2,021	$16,896

Total non-performing loans to total loans		3.06%	0.59%	4.25%

Total non-performing assets/total assets		2.37%	0.44%	3.45%